PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-199205

ORBIS CORPORATION

30,000,000 Shares of Common Stock

$0.01 per Share

Orbis Corporation (the “Company,” “we,” “our” and “us”) is offering directly 30,000,000 shares of our common stock (the “Shares”), at a fixed price of $0.01 per share for a total amount of $300,000 on a best efforts basis (the “Offering”). There is no minimum number of Shares required to be purchased, and we will retain the proceeds from the sale of any of the Shares that are sold by us. The Offering will commence promptly on the date upon which the registration statement is declared effective with the Securities and Exchange Commission (the “SEC”) and will conclude upon the earlier of (i) the date on which all 30,000,000 Shares have been sold, or (ii) 90 days after the registration statement of which this prospectus is a part is declared effective by the SEC. We may at our discretion extend the Offering for an additional 90 days. This is the initial public offering of our common stock. We are offering the Shares on a self-underwritten basis which means our officers and directors will attempt to sell the Shares in reliance on the safe harbor from broker-dealer registration under Rule 3a4-1 of the Securities Exchange of 1934, as amended (the “Exchange Act”). This prospectus will permit our officers and directors to sell the Shares directly to the public. No commission or other compensation related to the sale of the Shares will be paid to the officers and directors. We have made no arrangements to place subscription funds in an escrow, trust or similar account which means that funds from the sale of the Shares will be immediately available to us for use in our operations. There is no minimum number of Shares required to be purchased, and subscriptions, once received and accepted, are irrevocable.

No public market currently exists for the Shares and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not currently traded on any exchange or quoted on the Over-The-Counter market. After the effective date of the registration statement of which this prospectus is a part, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board and/or OTCMarkets.com (together, the “OTC Markets”). We do not yet have a market maker who has agreed to file such application, nor can there be any assurance that such an application for quotation will be approved. We will bear the expenses relating to the registration of the Shares. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from an investment in the Shares.

We are an “emerging growth company” as defined in the SEC rules and we will be subject to reduced public reporting requirements. See “Emerging Growth Company and Smaller Reporting Company Status.”

All funds that we raise from the Offering will be immediately available for our use and will not be returned to investors. We do not have any arrangements to place the funds received from our offering of Shares in an escrow, trust or similar account.

Our common stock is subject to the “penny stock” rules of the SEC. Any investor who purchases shares will have no assurance that any other monies will be subscribed to in the prospectus. The funds raised in this Offering, may be insufficient to develop our business strategy.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is February 2, 2015.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the consolidated financial statements and the notes to the consolidated financial statements. If you invest in our common stock, you are assuming a high degree of risk. As used throughout this prospectus, unless the context otherwise requires, the terms “Orbis,” “Company,” “we,” “us,” or “our” refer to Orbis Corporation, Ceberus and Logistics, its wholly owned subsidiaries. “Ceberus” refers to Ceberus Distribution & Courier Services Inc., and “Logistics” refers to Orbis Logistics Limited, each of which is a wholly owned subsidiary of Orbis Corporation.

Our Company

We are a non-asset based point-to-point delivery of medical specimens company. A non-asset based delivery company, as opposed to an asset-based delivery company, does not own its own transportation equipment. We utilize the services of independent contractors to provide our delivery services. The independent contractors are responsible for paying for their own vehicles, equipment, fuel and operating expenses. Point-to-point delivery refers to a transportation system in which passengers or goods travel directly to a destination, rather than going through a central hub. This differs from the spoke-hub distribution paradigm in which the passengers or goods go to a central location in order to reach their ultimate destination. Our business is referred to as “point-to-point” delivery because our Company’s independent contractors are dispatched directly to the hospital, medical laboratory and/or medical center, as the case may be, and they then travel directly to the delivery point, rather than returning to a central corporate office.

Orbis Corporation was incorporated in Nevada in 2014, and Ceberus, our wholly owned subsidiary, was incorporated in Ontario, Canada, in 2009. Currently, all of our operations are performed by Ceberus. Logistics was formed in 2014 in the United Kingdom. We intend that Logistics will perform non-asset based point-to-point delivery of medical specimens in the United Kingdom. We expect that Logistics will commence operations in 2015. Currently, we are a non-asset based specialized provider of urgent point-to-point delivery services of medical specimens to and from hospitals, medical laboratories and medical centers across the Greater Toronto area and surrounding areas, including the York, Durham and Peel regions. We believe that the rapidly aging Toronto population and the expected rise in health care spending, including diagnostics testing for various diseases, will increase the demand for delivery of medical specimens between hospitals and other medical agencies. In addition, we believe that we can capitalize on hospitals’ and medical laboratories’ need to perform diagnostics tests efficiently, requiring quick transportation of medical specimens.

During the year ended December 31, 2013, we generated revenue of $113,701, and had a net loss of $24,313. We currently expend approximately $22,000 in cash per month. While we cannot make any assurances as to the accuracy of our projections of future capital needs, based on our current cash available as of December 5, 2014 and receivable collections expected to be received within the next 30 days, we have adequate cash and cash equivalents balances to fund operations through the first quarter of 2015. As of December 5, 2014, we have an aggregate of approximately $30,000 cash on hand.

Recent Developments

Prior to July 2014, Ceberus was wholly owned by Manhor S. Bansal, our President and Chief Executive Officer. On July 18, 2014, Orbis entered into a Capital Contribution Agreement with Mr. Bansal, pursuant to which Mr. Bansal agreed to contribute his 100% membership interest in Ceberus to Orbis in exchange for 75,000,000 shares of Orbis common stock. As a result of the transactions contemplated by the Capital Contribution Agreement, Ceberus became a wholly owned subsidiary of Orbis.

In the first, second and third quarters of 2014, Dynamis Capital, Inc., an unrelated third party paid an aggregate of $48,833 on our behalf for legal, accounting and auditing services provided to Ceberus. In order to memorialize our obligation to repay these funds, on August 15, and September 26, 2014, we issued promissory notes to the lender in the aggregate principal amount of $48,833. The notes accrue interest at the rate of 10% per annum and each is due and payable on the date that is 180 days from the respective note date. Until each of the notes is paid in full, the lender is entitled, at its option, to convert all amounts due under the respective note into shares of our common stock. The number of shares of common stock to be issued upon conversion of each note will be determined by dividing (x) the amount of principal and accrued and unpaid interest to be converted by (y) the conversion price then in effect. The conversion price will be computed by dividing the sum of the principal and any accrued interest outstanding by the average volume weighted average price of our common stock over the seven trading days prior to the conversion date, and then multiplying the result by 80% or $0.01, whichever is greater; provided, however, that if no market for our common stock exists, the conversion price shall be $0.01 per share.

As of the date of this prospectus, we have no operations in the United Kingdom and we have not generated any revenues in the United Kingdom. On August 22, 2014, we formed Orbis Logistics Limited, a wholly owned subsidiary (“Logistics”), in the United Kingdom. We intend that Logistics will perform non-asset based point-to-point delivery of medical specimens in the United Kingdom, and will commence operations in late 2015. As of the date of this prospectus, we have not taken any steps, other than formation of the subsidiary, to implement Logistics’ business.

Emerging Growth Company and Smaller Reporting Company Status

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

Smaller Reporting Company

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings some of which are similar to those of an emerging growth company, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Corporate Information

Our principal executive offices are located at 100 Peffer Law Circle, Brampton, Ontario L6Y 0L6 Canada, United Kingdom SL4 5JB, and our telephone number is (647) 308-5963. Our corporate website address is www.OrbisCorporation.co.uk. Information on, or accessible through, our website is not a part of, or incorporated by reference in, this prospectus. Orbis Corporation was incorporated in Nevada on January 15, 2014.

On July 18, 2014, Orbis entered into a Capital Contribution Agreement with Manhor S. Bansal, Orbis’ President and Chief Executive Officer. Pursuant to the terms of the Capital Contribution Agreement, Mr. Bansal agreed to contribute his 100% membership interest in Ceberus to Orbis in exchange for 75,000,000 shares of Orbis common stock. As a result of the transactions contemplated by the Capital Contribution Agreement, Ceberus became a wholly owned subsidiary of Orbis. Ceberus is an Ontario entity incorporated in 2009.

Summary of the Offering

Common stock outstanding before the Offering	75,000,000 Shares

Common stock offered by the Company	30,000,000 Shares

Common stock to be outstanding after the Offering	105,000,000 Shares

Market for the Shares	No public market currently exists for the Shares and a public market may not develop, or, if any market does develop, it may not be sustained. There cannot be any assurance that a market maker will agree to file the necessary documents with FINRA for our common stock to be eligible for quotation on the OTC Markets, nor can there be any assurance that such an application for quotation will be approved.

Offering price per Share	We will sell the Shares at a price of $0.01 per share upon effectiveness of the registration statement of which this prospectus is a part on a direct primary “self-underwritten” basis. There is no minimum number of Shares required to be purchased, and subscriptions, once received and accepted, are irrevocable. Our transfer agent, VStock Transfer, LLC, will issue common stock subscribed for in this Offering promptly after we accept subscriptions from investors. Shares purchased by investors in this Offering will remain outstanding upon its termination regardless of the number of Shares subscribed for.

Use of proceeds	We intend to use the proceeds of this Offering (i) to continue our business expansion by increasing spending on advertising and marketing, trade shows and travel, website development and social media platforms, (ii) to pay for the expenses of public company reporting requirements and staffing, and (iii) for general working capital. See “Use of Proceeds.”

Risk factors	Investment in the Shares involves a high degree of risk. You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in the Shares.

Termination of the Offering	The Offering will conclude upon the earlier of (i) the date on which all of the Shares have been sold, or (ii) 90 days after the date on which the registration statement of which this prospectus is a part is declared effective by the SEC. We may extend the Offering for an additional 90 days at our discretion.

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SUMMARY FINANCIAL DATA

The following tables set forth, for the periods and as of the dates indicated, our summary financial data. The statements of operations data for the years ended December 31, 2013 and 2012 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements. You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2012	2014	2013
			(unaudited)
Statement of Income (Loss) Data:
Revenue	$113,701	$78,048	$192,873	$78,056
Cost of Revenue	75,520	37,990	136,173	42,266
Gross Profit	38,181	40,058	56,700	35,790
Operating Expenses	58,622	49,538	96,592	48,939
Loss from Operations	(20,441)	(9,480)	(39,892)	(13,149)
Other Expense	(3,872)	--	(6,263)	(2,297)
Net Loss	$(24,313)	$(9,480)	$(46,155)	$(15,446)

Net Loss per Common Share	$--	$--	$--	$--
Weighted Average Shares Outstanding – Basic and Diluted	75,000,000	75,000,000	75,000,000	75,000,000

Pro Forma Balance Sheet (Unaudited)	Actual	Pre-Offering
	Balance Sheet at September 30, 2014	Pro Forma

Cash	15,783	15,783
Total Assets	58,879	58,879
Total Liabilities	152,880	152,880
Total Stockholders’ Equity (Deficit)	(94,001)	(94,001)

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RISK FACTORS

Investing in the Shares involves a high degree of risk. You should carefully consider the risks described below, as well as other information provided to you in this prospectus, including information in the section of this prospectus entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

We do not maintain contracts with our customers.

Our customers are free to terminate the use of our services at any time. We do not have any fixed-term or other contracts in place to guarantee a certain degree of stability in our revenues. The loss of a customer could have a material adverse effect on our operations, revenues and ability to generate a profit. See “—Loss of a key customer may adversely impact our business and results of operations.”

We rely heavily on information and technology to operate our transportation networks, and any disruption to our technology infrastructure or the Internet could harm our operations and our reputation among customers.

Our ability to attract and retain customers and to compete effectively depends in part upon the sophistication and reliability of our technology network, including the ability to provide features of service that are important to our customers. External and internal risks, such as malware, code anomalies, “Acts of God,” attempts to penetrate our networks, data leakage and human error, pose a direct threat to our services and data. Any disruption to the Internet or our technology infrastructure, including those impacting our computer systems, could adversely impact our customer service, volumes and revenues and result in increased costs. These types of adverse impacts could also occur in the event the confidentiality, integrity or availability of company and customer information was compromised due to a data loss by us or a trusted third-party. While we have invested and continue to invest in technology security initiatives, information technology risk management and disaster recovery plans, these measures cannot fully insulate us from technology disruptions or data loss and the resulting adverse effect on our operations and financial results. Additionally, the cost and operational consequences of implementing further data or system protection measures could be significant.

Loss of a key customer may adversely impact our business and results of operations.

During the years ended December 31, 2013 and 2012, one customer, Gamma-Dynacare Medical Laboratories, accounted for 100% of the Company’s total sales. The loss of this customer would adversely impact our business, financial condition and results of operations.

Certain tax and legal matters related to independent contractors could have a material adverse effect on our business and results of operations.

All of our drivers at December 5, 2014 were independent contractors, as opposed to employees of the Company. The Company does not pay or withhold any federal or state employment tax with respect to or on behalf of independent contractors. From time to time, taxing authorities in Canada have sought to assert that independent contractors in the transportation industry, including those utilized by the Company, are employees, rather than independent contractors. The Company believes that the independent contractors utilized by the Company are not employees under existing interpretations of federal Canadian and provincial laws. However, there can be no assurance that federal Canadian, or provincial authorities or independent contractors will not challenge this position, or that other laws or regulations, including tax laws, or interpretations thereof, will not change. If, as a result of any of the foregoing, the Company were required to pay withholding taxes and pay for and administer added employee benefits to these drivers, the Company’s operating costs would increase. Additionally, if the Company is required to pay back-up withholding with respect to amounts previously paid to such drivers, it may also be required to pay penalties or be subject to other liabilities as a result of incorrect classification of such drivers. Any of the foregoing circumstances could have a material adverse impact on the Company’s financial condition and results of operations, and/or cause the Company to restate financial information from prior periods.

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Our business and results of operations may be impacted adversely by increased expenses of our independent contractors.

Our point-to-point delivery services are performed by independent contractors. These independent contractors are responsible for paying for their own vehicles, equipment, fuel and operating expenses. However, increases in fuel costs, insurance costs, increased costs of new and used vehicles or reduced financing sources available may discourage current independent contractors from continuing to provide services to us, and potential independent contractors from entering the industry. If we are able to retain our independent contractors, we may be required to increase the amounts paid to such independent contractors in order to obtain their services. This may affect adversely our business and our results of operations.

If we are unable to retain our current independent contractors or recruit suitable replacements, our results of operations and ability to expand could be materially adversely affected.

We have not entered into service agreements with our independent contractors and our industry is characterized by high turnover. Therefore, we regularly must recruit new independent contractors to replace those who no longer provide services. If we are unable to retain our existing independent contractors or recruit new independent contractors, our results of operations and ability to expand could be materially adversely affected.

We face intense competition, which may adversely affect our business and results of operations.

The express courier and transportation market is both highly competitive and sensitive to price and service, especially in periods of little or no macro-economic growth. Some of our competitors have more financial resources than we do, which enables them to raise capital more easily. We also compete with regional transportation providers that operate smaller and less capital-intensive transportation networks. We believe we will compete effectively with these companies — for example, by providing more reliable service at compensatory prices. However, an irrational pricing environment can limit our ability not only to maintain or increase our prices (including our fuel surcharges in response to rising fuel costs), but also to maintain or grow our market share.

If we do not effectively operate, integrate, leverage and grow acquired businesses, our financial results and reputation may suffer.

Our strategy for long-term growth, productivity and profitability depends in part on our ability to make prudent strategic acquisitions and to realize the benefits we expect when we make those acquisitions. While we expect our future acquisitions to enhance our value proposition to customers and improve our long-term profitability, there can be no assurance that we will realize our expectations within the time frame we have established, if at all.

We are also subject to other risks and uncertainties that affect many other businesses.

These risks and uncertainties include:

●	increasing costs, the volatility of costs and funding requirements and other legal mandates for employee benefits, especially pension and healthcare benefits;

●	the increasing costs of compliance with federal, state and foreign governmental agency mandates:

●	the impact of any international conflicts on the United States and global economies in general, the transportation industry or us in particular, and what effects these events will have on our costs or the demand for our services;

●	any impacts on our business resulting from new domestic or international government laws and regulation;

●	market acceptance of our services.

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Our independent registered public accounting firm has substantial doubt as to our ability to continue as a going concern.

As a result of our losses to date, working capital deficit, accumulated deficit and stockholders’ deficiency, our independent registered public accounting firm has concluded that there is substantial doubt as to our ability to continue as a going concern, and accordingly, has modified its report on our audited consolidated financial statements for the years ended December 31, 2013 and 2012, included in this prospectus, in the form of an explanatory paragraph describing the events that have given rise to this uncertainty. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may be unable to continue as a going concern if we do not successfully raise additional capital.

If we are unable to successfully raise the capital we need we may need to reduce the scope of our business to fully satisfy our future short-term liquidity requirements. If we cannot raise additional capital or reduce the scope of our business, we may be otherwise unable to achieve our goals or continue our operations. While we believe that we will be able to raise the capital we need to continue our operations, there can be no assurances that we will be successful in these efforts or will be able to resolve our liquidity issues or eliminate our operating losses.

Our inability to effectively manage our growth could harm our business and materially and adversely affect our operating results and financial condition.

Our strategy envisions growing our business. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

●	allocate our human resources optimally;

●	meet our capital needs; or

●	identify and hire qualified employees or retain valued employees.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

Our operating results may fluctuate significantly based on customer acceptance of our services. As a result, period-to-period comparisons of our results of operations are unlikely to provide a good indication of our future performance.

Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our services. If customers don’t accept our services, our sales and revenues will decline, resulting in a reduction in our operating income or possible increase in losses.

Our future success depends on our ability to grow and expand our customer base, and our failure to achieve such growth or expansion could materially harm our business.

To date, our revenue growth has been derived from our provision of urgent point-to-point delivery services of medical specimens to and from hospitals, medical laboratories and medical centers. During 2013 and 2012, one customer accounted for 100% of our total sales. Our success and the planned growth and expansion of our business depend on our achieving greater and broader acceptance of our services and expanding our customer base. There can be no assurance that customers will hire us to provide these delivery services or that we will continue to expand our customer base. This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

Our industry is highly competitive and we have less capital and resources than many of our competitors, which may give them an advantage in developing and marketing products similar to ours or make our products obsolete.

We are involved in a highly competitive industry where we compete with numerous other companies who offer products similar to the products we sell. These competitors may have far greater resources, more experience, and personnel perhaps more qualified than we do. Such resources may give our competitors an advantage in developing and marketing products similar to ours or products that make our products obsolete. There can be no assurance that we will be able to successfully compete against these other entities.

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Failure to maintain permits and licensing may adversely impact our ability to operate our business.

Although certain aspects of the transportation industry have been significantly deregulated, our delivery operations are still subject to various Canadian federal, provincial and local laws, ordinances and regulations that in many instances require certificates, permits and licenses. If we fail to maintain required certificates, permits or licenses, or if we fail to comply with applicable laws, ordinances or regulations, we may incur substantial fines or possible revocation of our authority to conduct certain of our operations.

Fluctuations of foreign exchange rates may adversely affect our results.

As of the date of this prospectus, our operations are conducted solely in Canada. Exchange rate fluctuations between the U.S. and Canadian dollar result in fluctuations in reported amounts from Canadian operations in our consolidated financial statements. The Canadian dollar is the functional currency for Canadian operations. Therefore, any change in the exchange rate will affect our reported sales, expenses and net income. In the future, we intend to commence operations in the United Kingdom. To the extent we commence operations in the United Kingdom, exchange rate fluctuations between the British pound and the Canadian dollar will result in fluctuations in reported amounts from British operations in our consolidated financial statements.

Historically, we have not entered into hedging transactions with respect to our foreign currency exposure, but may do so in the future. We cannot be assured that fluctuations in foreign currency exchange rates will not have a material adverse impact on our business, financial condition or results of operations.

We will be required to attract and retain top quality talent to compete in the marketplace.

We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to increase sales of existing products and services and launch new product and service offerings.

We will be subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

If and when we become a publicly traded company, we will be subject to various federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. We estimate that we will spend an additional $55,000 in 2015 as a result of being a public company.

Our internal controls and procedures may not be able to prevent errors or fraud in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

Additionally, because Mr. Bansal, our President and Chief Executive Officer, has no experience running a public company, it is possible that the business might not be successful. Mr. Bansal has no experience serving as an officer or director of a public company, or experience with the reporting or financial disclosure requirements to which public companies are subject. Such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to his ultimate lack of experience with public companies and their reporting requirements in general.

Supporting a growing customer base could strain our personnel and corporate infrastructure, and if we are unable to scale our operations and increase productivity, we may not be able to successfully implement our business plan.

Our current management and human resources infrastructure is comprised of our Chief Executive Officer and several independent contractors. Our success will depend, in part, upon the ability of our management to manage our proposed business effectively. To do so, we will need to hire, train and manage new employees as needed. To manage the expected domestic growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully scale our operations and increase productivity, we will be unable to execute our business plan.

We are dependent on Mr. Bansal, our President and Chief Executive Officer, and the loss of this officer could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends substantially upon the continued services of Mr. Bansal. Mr. Bansal manages our business from Canada. We do not maintain key person life insurance policies on our President and Chief Executive Officer. The loss of Mr. Bansal’s services could have a material adverse effect on our business and operations.

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Our ability to grow our business may depend on developing a positive brand reputation and customer loyalty.

Establishing and maintaining a positive brand reputation and nurturing customer loyalty is critical to attracting new customers. We expect to expend reasonable but limited resources to develop, maintain and enhance our brand in the near future. In addition, nurturing customer loyalty will depend on our ability to provide a high-quality user experience. If we are unable to maintain and enhance our brand reputation and customer satisfaction, our ability to attract new customers will be harmed.

In order to execute our business plan, we may need to raise additional capital. If we are unable to raise additional capital, we may not be able to achieve our business plan and you could lose your investment.

We may need to raise additional funds through public or private debt or equity financings as well as obtain credit from vendors to be able to fully execute our business plan. Any additional capital raised through the sale of equity may dilute your ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds or credit from our vendors, we will be unable to execute our business plan and you could lose your investment.

Our sole officer and director possesses the majority of our voting power, and through this ownership, controls our Company and our corporate actions.

Our current officer and director will hold approximately 71.4% of the outstanding shares of common stock immediately after this Offering, assuming the maximum number of Shares offered are sold. Our sole officer and director has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such officer and/or stockholder may also have the power to prevent or cause a change in control. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. The interests of these stockholders may give rise to a conflict of interest with the Company and our stockholders. For additional details concerning voting power please refer to the section below entitled “Description of Securities.”

Risks Related to Our Common Stock and this Offering

Purchasers of the Shares will incur immediate substantial dilution.

Purchasers in this Offering may incur substantial dilution in the future. There is no assurance that our net tangible book value per share in the future will equal or exceed the offering price.

There is currently no trading market for our common stock.

There currently is no trading market for our stock. While we intend to utilize a marker maker to apply for quotation on the OTC Markets following completion of this Offering, we cannot assure you that a public market will ever develop. There is no guarantee that the Shares will ever be quoted on the OTC Markets or any exchange. Furthermore, you will likely not be able to sell your securities if a regular trading market for our securities does not develop and we cannot predict the extent, if any, to which investor interest will lead to the development of a viable trading market in our Shares. We expect the initial market for our stock to be limited, if a market develops at all. Even if a limited trading market does develop, there is a risk that the absence of potential buyers will prevent you from selling your Shares if you determine to reduce or eliminate your investment. Additionally, the initial public offering price of $0.01 per share may not reflect the current value of our Shares after the Offering. This lack of a trading market and a lack of an adequate number of potential buyers may result in the inability to sell your Shares when desired or result in your receiving a lower price for your Shares upon their sale than you paid in this Offering.

The price of the Shares offered has been arbitrarily established by us.

The price of the Shares was arbitrarily established considering such matters as the state of our business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to us.

U.S. investors may experience difficulties in attempting to effect service of process and to enforce judgments based upon U.S. federal securities laws against the us and our sole non-U.S. resident officer and director.

Our sole director and officer, Manhor S. Bansal, is not resident of the United States. Consequently, it may be difficult for investors to effect service of process on Mr. Bansal in the United States and to enforce in the United States judgments obtained in United States courts against Mr. Bansal based on the civil liability provisions of the United States securities laws. Because we have no assets located in the United States, it may be difficult or impossible for U.S. investors to collect a judgment against us. Further, any judgment obtained in the United States against us may not be enforceable in the United Kingdom or Canada.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

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Shares eligible for future sale under Rule 144 may adversely affect the market value of our common stock.

From time to time, certain of our stockholders who hold restricted securities may be eligible to sell all or some of their Shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. Although our current stockholders have no current intention or ability to sell their Shares, any substantial sales by holders of our common stock in the future pursuant to Rule 144 may have a material adverse effect on the market price of our securities.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We may grant options to purchase shares of our common stock to our directors, employees and consultants. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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Our common stock may be considered a “penny stock” within the meaning of Rule 3a-51-1 of the Exchange Act which will affect your ability to sell your Shares; “penny stocks” often suffer wide fluctuations and have certain disclosure requirements which make resale in the secondary market difficult.

Our Shares will be subject to the Penny Stock Reform Act, which will affect your ability to sell your Shares in any secondary market, which may develop. If our Shares are not listed on a nationally approved exchange or NASDAQ, do not meet certain minimum financing requirements, or have a bid price of at least $5.00 per share, they will likely be defined as a “penny stock”. Broker-dealer practices, in connection with transactions in “penny stocks”, are regulated by the SEC. Rules associated with transactions in penny stocks include the following:

●	the delivery of standardized risk disclosure documents;

●	the provision of other information such as current bid/offer quotations, compensation to be provided broker-dealer and salesperson, monthly accounting for penny stocks held in the customer’s account;

●	written determination that the penny stock is a suitable investment for purchaser;

●	written agreement to the transaction from purchaser; and

●	a two-business day delay prior to execution of a trade

These disclosure requirements and the wide fluctuations that “penny stocks” often experience in the market may make it difficult for you to sell your Shares in any secondary market, which may develop. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

As of the date of this prospectus, there are two convertible notes outstanding and the holder of these notes can elect to convert the note into shares of our common stock, diluting current stockholders’ equity.

Dynamis Capital, Inc., the holder of the convertible notes in the aggregate principal amount of $48,833, each with a maturity date that is 180 days from the respective note date, can convert the note into shares of our common stock. The number of shares of common stock to be issued upon conversion of each note will be determined by dividing (x) the amount of principal and accrued and unpaid interest to be converted by (y) the conversion price then in effect. The conversion price will be computed by dividing the sum of the principal and any accrued interest outstanding by the average volume weighted average price of our common stock over the seven trading days prior to the conversion date, and then multiplying the result by 80% or $0.01, whichever is greater; provided, however, that if no market for our common stock exists, the conversion price shall be $0.01 per share.

We are conducting a direct primary offering with no minimum amount required to be raised and as a result we can accept your investment funds at any time without any other investment funds being raised and may not raise sufficient funds to operate our business beyond the next twelve months.

There is no minimum amount required to be raised before we can accept your investment funds and, as a result, investment funds will not be placed in an escrow account pending the attainment of a minimum amount of proceeds. Once we accept your investment funds, there will be no obligation to return your investment funds even though no other investment funds are raised and there may be insufficient funds raised through this direct primary offering to cover the expenses associated with the Offering and continue our operations beyond the next twelve months. Thus, you may be one of only a few investors in this Offering in which you acquire stock in a company that continues to be under-capitalized. The lack of sufficient funds to pay expenses and for working capital will negatively impact our ability to implement and complete our plan of operation.

Because we will have broad discretion over the use of the net proceeds from this Offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We will have broad discretion on the use of the Offering proceeds. While we currently anticipate that we will use the net proceeds of this Offering for working capital and other general corporate purposes, our management may allocate the net proceeds among these purposes as it deems necessary. In addition, market or other factors may require our management to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from this Offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

If you purchase the common stock sold in this Offering, you will experience immediate dilution.

If you purchase the common stock sold in this Offering, you will experience immediate dilution because the price that you pay for our common stock will be greater than the net tangible book value per share of our shares of common stock.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as required by law, we undertake no obligation to update forward-looking statements. The risks identified in the “Risk Factors” section of this prospectus, among others, may impact forward-looking statements contained in this prospectus.

You should also refer to the section of this prospectus entitled “Risk Factors” for a discussion of factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may prove to be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time-frame, or at all.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you.

USE OF PROCEEDS

We estimate that our proceeds from this Offering, assuming all Shares are sold, will be $300,000 (based on an assumed offering price of $0.01 per share). The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75%, and 100%, respectively, of the securities offered for sale by us.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold
Net Proceeds	$75,000	$150,000	$225,000	$300,000

Advertising and Marketing	$5,000	$10,000	$30,000	$40,000

Trade Shows and Travel	$-	$5,000	$5,000	$5,000

Website Development and Social Media Platforms	$5,000	$10,000	$35,000	$55,000

Fees for Public Company Reporting Requirements	$50,000	$50,000	$50,000	$50,000

Staffing	$-	$-	$5,000	$10,000

General Working Capital	$15,000	$75,000	$100,000	$140,000

TOTAL	$75,000	$150,000	$225,000	$300,000

We will receive all proceeds from the sale of the common stock and intend to use the proceeds from this Offering, to continue implementing the business and marketing plan. The expenses of this Offering, including the preparation of this prospectus and the filing of this registration statement, estimated at $70,000 are being paid for by us. Our budgetary allocations may vary, however, depending upon the percentage of proceeds that we obtain from the Offering. For example, we may determine that it is more beneficial to allocate funds toward securing potential financing and business opportunities in the short terms rather than to conserve funds to satisfy continuous disclosure requirements for a longer period.

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DETERMINATION OF OFFERING PRICE

The offering price for the Shares in this Offering was arbitrarily determined. In determining the initial public offering price of the Shares, we considered several factors including the following:

●	Our business structure and operations;

●	Prevailing market conditions, including the history and prospects for our industry;

●	Our future prospects and the experience of our management; and

●	Our capital structure.

Therefore, the public offering price of the Shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this Offering.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the Shares being offered. Dilution of the value of the Shares you purchase is also a result of the lower book value of the Shares held by our existing stockholders. The following tables compare the differences of your investment in our Shares with the investment of our existing stockholders based on the percentage of Shares sold of the 30,000,000 Shares available to be purchased:

Dilution to New Stockholders	25%	50%	75%	100%
Per share offering price	$0.01	$0.01	$0.01	$0.01
Net tangible book value per share before Offering (1)	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net tangible book value per share after Offering (2)	$(0.00)	$(0.00)	$0.00	$0.00
Decrease in investment to new stockholders	$(83,091)	$(152,334)	$(210,923)	$(261,143)
Dilution to new stockholders	$(0.01)	$(0.01)	$(0.01)	$(0.01)

(1)	Before Offering:

	25%	50%	75%	100%
Pro Forma Stockholders’ Equity (Deficit)	$(94,001)	$(94,001)	$(94,001)	$(94,001)
Divided by:
Shares outstanding before Offering	75,000,000	75,000,000	75,000,000	75,000,000
Equals:
Net tangible book value per share	(0.00)	(0.00)	(0.00)	(0.00)

(2)	After Offering:

	25%	50%	75%	100%
Pro Forma Stockholders’ Equity (Deficit)	$(89,001)	$(14,001)	$60,999	$135,999
Divided by:
Shares outstanding before Offering	75,000,000	75,000,000	75,000,000	75,000,000
Shares issued in Offering	7,500,000	15,000,000	22,500,000	30,000,000
Total shares outstanding after Offering	82,500,000	90,000,000	97,500,000	105,000,000
Equals:
Net tangible book value per share	(0.00)	(0.00)	0.00	0.00

PLAN OF DISTRIBUTION

There is No Current Market for Our Shares of Common Stock

There is currently no market for our Shares. We cannot give you any assurance that the Shares you purchase will ever have a market or that if a market for our Shares ever develops, that you will be able to sell your Shares. In addition, even if a public market for our Shares develops, there is no assurance that a secondary public market will be sustained.

The Shares you purchase are not traded or listed on any exchange. After the effective date of the registration statement of which this prospectus forms a part, we intend to have a market maker file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the OTC Markets.

We currently have no market maker who is willing to list quotations for our stock. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our Shares is approved.

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The OTC Markets is maintained by OTC Market Group, Inc. The securities traded on the OTC Markets are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our Shares are quoted on the OTC Markets, a purchaser of our Shares may not be able to resell the Shares. Broker-dealers may be discouraged from effecting transactions in our Shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our Shares, which could severely limit the market liquidity of the Shares and impede the sale of our Shares in the secondary market, assuming one develops.

The Offering will be Sold by Our Officers and Directors

We are offering up to a total of 30,000,000 Shares of common stock. The offering price is $0.01 per share. The Offering will be for 90 days unless closed sooner by a sale of all of the Shares offered. In our sole discretion, we have the right to terminate the Offering at any time, even before we have sold the 30,000,000 Shares. There are no specific events which might trigger our decision to terminate the Offering.

The Shares are being offered by us on a direct primary, self-underwritten basis (that is, without the use of a broker-dealer) and there can be no assurance that all or any of the Shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this Offering to close. All funds received as a result of this Offering will be immediately available to us for our general business purposes.

We cannot assure you that all or any of the Shares offered under this prospectus will be sold. No one has committed to purchase any of the Shares offered. Therefore, we may sell only a nominal amount of Shares, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this Offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Certificates for Shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and “good funds” are received in our account.

We will sell the Shares in this Offering through our officers and directors, who intend to offer them to friends, family members and business acquaintances using this prospectus and a subscription agreement as the only materials to offer potential investors. The officers and directors that offer Shares on our behalf may be deemed to be underwriters of this Offering within the meaning of Section 2(11) of the Securities Act. We reserve the right to use licensed broker/dealers and pay the brokers a cash commission of up to 10% of the proceeds raised by that broker. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the Shares nor will they register as broker-dealers pursuant to Section 15 of the Exchange Act in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in the Offering of the issuer’s securities and not be deemed to be a broker-dealer. Our officers and directors satisfy the requirements of Rule 3(a) 4-1 in that:

●	They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act, at the time of his or her participation;

●	They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

●	They are not, at the time of their participation, an associated person of a broker- dealer; and

●	They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the Offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding 12 months; and (C) do not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

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As long as we satisfy all of these conditions, we believe that we satisfy the requirements of Rule 3(a)4-1 of the Exchange Act.

As our officers and director will sell the Shares being offered pursuant to this Offering, Regulation M prohibits us and our officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this Offering has ended.

Terms of the Offering

The Shares being offered by the Company will be sold at the fixed price of $0.01 per share until the completion of this Offering. There is no minimum amount of subscription required per investor, and subscriptions, once received and accepted, are irrevocable. This Offering will commence promptly on the date upon which the registration statement is declared effective and will conclude upon the earlier of (i) the date on which all 30,000,000 Shares have been sold, or (ii) 90 days after this registration statement becomes effective with the SEC. We may at our discretion extend the Offering for an additional 90 days. If our Board votes to extend the Offering for the additional 90 days, a post-effective amendment to the registration statement will be filed to notify subscribers and potential subscribers of the extended Offering period.

Deposit of Offering Proceeds

This is a direct primary, self-underwritten basis Offering, so we are not required to sell any specific number or dollar amount of securities, but will use our best efforts to sell the securities offered. We have made no arrangements to place subscription funds in an escrow, trust or similar account, which means that all funds collected for subscriptions will be immediately available to us for use in the implementation of our business plan.

Procedures and Requirements for Subscription

If you decide to subscribe for any Shares being sold by us in this Offering, you will be required to execute a Subscription Agreement and tender it, together with a check, bank draft or cashier’s check payable to Orbis Corporation. Subscriptions, once received and accepted by us, are irrevocable. Our transfer agent, VStock Transfer, LLC, will issue common stock subscribed for in this Offering promptly after we accept subscriptions from investors. Securities purchased by investors in this Offering will remain outstanding upon its termination regardless of the number of Shares subscribed for.

ERISA Considerations

Special considerations apply when contemplating the purchase of shares of our common stock on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities who underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A person considering the purchase of our shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no shares of our common stock will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

DESCRIPTION OF SECURITIES

General

Pursuant to our Articles of Incorporation filed with the Nevada Secretary of State on January 15, 2014, our authorized capital stock consists of 500,000,000 Shares of common stock, $0.0001 par value per share. As of the date of this prospectus, we had 75,000,000 shares of common stock issued and outstanding.

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Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Convertible Notes

In the first, second and third quarters of 2014, Dynamis Capital, Inc., an unrelated third party paid an aggregate of $48,833 on our behalf for legal, accounting and auditing services provided to Ceberus. In order to memorialize our obligation to repay these funds, on August 15, and September 26, 2014, we issued promissory notes to the lender in the aggregate principal amount of $48,833. The notes accrue interest at the rate of 10% per annum and each is due and payable on the date that is 180 days from the respective note date. Until each of the notes is paid in full, the lender is entitled, at its option, to convert all amounts due under the respective note into shares of our common stock. The number of shares of common stock to be issued upon conversion of each note will be determined by dividing (x) the amount of principal and accrued and unpaid interest to be converted by (y) the conversion price then in effect. The conversion price will be computed by dividing the sum of the principal and any accrued interest outstanding by the average volume weighted average price of our common stock over the seven trading days prior to the conversion date, and then multiplying the result by 80% or $0.01, whichever is greater; provided, however, that if no market for our common stock exists, the conversion price shall be $0.01 per share.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, the general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

DESCRIPTION OF THE BUSINESS

Overview

Prior to July 2014, Ceberus was wholly owned by Manhor S. Bansal, our President and Chief Executive Officer. On July 18, 2014, Orbis entered into a Capital Contribution Agreement with Mr. Bansal, pursuant to which Mr. Bansal agreed to contribute his 100% membership interest in Ceberus to Orbis in exchange for 75,000,000 shares of Orbis common stock. As a result of the transactions contemplated by the Capital Contribution Agreement, Ceberus became a wholly owned subsidiary of Orbis.

We are a non-asset based specialized provider of urgent point-to-point delivery services of medical specimens to and from hospitals, medical laboratories and medical centers across the Greater Toronto area and surrounding areas, including the York, Durham and Peel regions. We believe that the rapidly aging Toronto population and the expected rise in health care spending, including diagnostics testing for various diseases, will increase the demand for delivery of medical specimens between hospitals and other medical agencies. In addition, we believe that we can capitalize on hospitals’ and medical laboratories’ need to perform diagnostics tests efficiently, requiring quick transportation of medical specimens.

A non-asset based delivery company, as opposed to an asset-based delivery company, does not own its own transportation equipment. We utilize the services of independent contractors to provide our delivery services. As of December 5, 2014, seven independent contractors provide services to us on a full-time basis and four independent contractors provide services to us on a part-time basis. We do not enter into service agreements with our independent contractors and our industry is characterized by high turnover. Therefore, we regularly must recruit new independent contractors to replace those who no longer provide services. The independent contractors are responsible for paying for their own vehicles, equipment, fuel and operating expenses. Due to the relatively small size of the materials being transported, passenger vehicles such as vans and sedans owned by the independent contractors are used by independent contractors. Point-to-point delivery refers to a transportation system in which passengers or goods travel directly to a destination, rather than going through a central hub. This differs from the spoke-hub distribution paradigm in which the passengers or goods go to a central location in order to reach their ultimate destination. The Company’s business is referred to as “point-to-point” delivery because the Company’s independent contractors are dispatched directly to the hospital, medical laboratory and/or medical center, as the case may be, and they then travel directly to the delivery point, rather than returning to a central corporate office.

As of the date of this prospectus, we have no operations in the United Kingdom and we have not generated any revenues in the United Kingdom. On August 22, 2014, we formed Orbis Logistics Limited, a wholly owned subsidiary (“Logistics”), in the United Kingdom. We intend that Logistics will perform non-asset based point-to-point delivery of medical specimens in the United Kingdom, and will commence operations in late 2015. As of the date of this prospectus, we have not taken any steps, other than formation of the subsidiary, to implement Logistics’ business.

During the year ended December 31, 2013, we generated revenue of $113,701, and had a net loss of $24,313. During the nine months ended September 30, 2014, we generated revenue of $192,873, and had a net loss of $46,155. In March 2013, we entered into an agreement with IPS Invoice Payment Systems Corp., a factoring company (“IPS”), pursuant to which we agreed to assign, in IPS’ sole discretion, selected accounts receivable to IPS in exchange for initial cash funding for 90% of the factored receivable. The minimum 10% reserve held back by IPS will be released, less fees, after collection of the account receivable by IPS. We agreed to pay a factor fee of 0.10% daily of the face value of submitted invoices.

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Point-to-Point Medical Courier Business

The delivery and logistics industry has grown considerably, but remains fragmented. The industry is composed primarily of same-day, next-day and second-day service providers. Historically, same-day delivery service involved mostly document deliveries. Over time, technological developments such as the Internet have increased time sensitivity in a variety of business transactions, thereby increasing demand for the same-day delivery of various goods beyond documents. Goods that require time sensitive delivery now include items such as medical specimens, replacement computer parts and consumer goods purchased online. Orbis primarily services the same-day, inter-city delivery market of medical specimens between hospitals, medical laboratories and other related medical agencies.

We have established a subsidiary, Orbis Logistics Limited, in the United Kingdom in the town of Windsor. Windsor is strategically located 20 minutes away from Heathrow International Airport and 40 minutes away from the capital city of London. We plan to implement a similar business model that we have used in Canada focusing on the courier and delivery of medical specimens.

We perform “stat work,” which involves immediate/on-demand deliveries, and route work, where drivers will travel along a predetermined route to make pick-ups and deliveries. Dispatch services for stat work is performed by the client, meaning that all communication occurs solely between the client and our contracted drivers. This differs from route work, where coordination and dispatch is conducted in-house, meaning that we act as an intermediary between the client and our contracted drivers. Usually our dispatch services for route work include coordinating schedules and/or any changes to pick-up or drop-off locations through email and/or mobile telephone.

The client is billed at the rate of C$25 per hour and invoiced on a weekly basis, payable within 30 days. Contracted drivers are remunerated at C$20 per hour, and the Company generates revenue of C$5 per hour.

Customers

Orbis has chosen to focus on the point-to-point delivery of medical specimens business in the greater Toronto metropolitan area because of the rapidly aging population of Toronto and the expected rise in health care spending including diagnostics testing for various diseases which we expect will increase the demand for delivery of medical specimens between hospitals and related medical agencies. The requirements of hospitals and medical laboratories to perform diagnostic tests efficiently, requires the quick transportation and turnaround of medical specimens necessary to conduct diagnostic testing for various diseases. During 2013 and 2012, one customer, Gamma-Dynacare Medical Laboratories, accounted for 100% of our total sales.

Marketing

Over the course of the last decade, businesses have been looking to reach broader audiences through the expansion of their online presence, while embracing new, web-enabled technologies that allow for more targeted customer acquisition. The design and production of a website is an absolute necessity, particularly as Orbis begins to expand upon the number and quality of services it offers to clients. According to the Office for National Statistics, 82% of all businesses in the United Kingdom have websites, with almost a quarter of them having online ordering or reservation/booking functionality. Embracing the current shift towards the deployment of mobile-app technology in the courier and logistics industry, Orbis’ web presence would have to plug into such services, adding flexibility and functionality for clients. Effective customer acquisition means employing search engine optimization (“SEO”) services, which keeps Orbis relevant on web search platforms such as Google and Bing, the two largest search engines in the U.K. and Canada. In general, the earlier (or higher ranked on the search results page), and more frequently a site appears in the search results list, the more visitors it will receive from the search engine's users. Utilizing SEO services involves optimizing a website by way of editing its content, HTML and associated coding to increase its relevance to specific keywords and to remove barriers to the indexing activities of search engines. A report from the DAC Group in 2011 demonstrates an upwards trend, where 61% of Canadian businesses turn to online searches when deciding on business purchases. Further engagement of an existing client base, with the benefit of improving customer experience and retention requires active participation in social media, and is often employed by businesses around the world. In the UK specifically, a little under half of surveyed business reported the use of social media, according to a study conducted in 2012 by the office of national statistics. Services such as Facebook, Twitter or LinkedIn allow businesses to simultaneously interact with their existing user base, market to new audiences, and have access to a large labor pool for recruiting additional staff. Targeting a niche market for medical logistics and transport services, Orbis will be looking to utilize conventional means of marketing, such as outsourcing telemarketing services. In a 2012 study by InsideSales.com, telemarketing was one of the most effective, yet underused, methods of lead generation. In this way we are able to directly engage potential clients, creating awareness amongst our target demographic and ultimately building a rapport with actual business decision makers.

Competition

The point-to-point delivery industry refers to a transportation system in which passengers or goods travel directly to a destination, rather than going through a central hub. This differs from the spoke-hub distribution paradigm in which the passengers or goods go to a central location in order to reach their ultimate destination. The point-to-point delivery industry is highly fragmented with a low entry barrier and therefore there are a large number of players that range from international to local in scope.

While many major national and international operators in the industry have moved toward consolidation to operate on a national and international scale, we have taken a different approach in the same-day delivery and logistics industry. We believe that specialization in local markets and in several key sectors such as the delivery of medical specimens offers more competitive benefits to local businesses than those that large-scale operators can provide. We believe that our advantages include:

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●	Specialized focus in the Toronto Area with extra customer service to local businesses;

●	Competitive pricing to businesses operating in the greater Toronto area due to lower overhead and operating costs when compared to couriers who operate on a national or international scale;

●	Competitive same day point-to-point delivery service for local businesses in the greater Toronto area, allowing for faster delivery times than the traditional hub-and-spokes model used by most larger courier companies; and

●	Reduced operating overhead and asset depreciation risk, as compared to some competitors, by using delivery contractors, rather than maintaining a fleet of delivery vehicles and full-time employees.

Today, there are many companies offering same-day or next-day medical courier services, including CitySprint, ERS Medical, as well as the U.K. divisions of worldwide couriers such as FedEx, DHL, UPS and TNT. The global bio-pharma logistics market is heading towards $75 billion by 2018, according to industry publication pharmaceutical commerce, on the back of new logistics technologies, as well as increasing freight and fuel charges.

In the United Kingdom, the Independent/Freelance courier business model is highly popular, with an abundant supply of labour employed in the industry. This is likely because of the low business requirements (a vehicle) and the lucrative number of items sent within the UK every day.

Government Regulation

In Canada, we are governed by the Ontario Dangerous Goods Transportation Act (the “ODGTA”). The ODGTA ratifies regulations enacted by Transport Canada regarding the classification, documentation, packaging and transportation of dangerous goods, including but not limited to, flammable liquids, toxic and infectious substances, and corrosives. All of our independent contractors must be certified in accordance with the ODGTA to handle and transport biomedical specimens, or be under the direct supervision of someone who has been trained and certified.

In the U.K, courier services that transport medical specimens are required to receive specialist good manufacturing practice (“GMP”) training, certified by the World Health Organization. GMPs seek to ensure that food, drug and active pharmaceutical product manufacturers are current with international safety and quality guidelines. In addition, drivers and handlers should be instructed to transport blood products, medications and any other biological specimens according to UN 3373 standards, a classification that sets forth the appropriate packaging requirements for diagnostics specimens transport. Additionally, medical couriers should comply with Clinical Pathology Accreditation medical laboratory standards, which outline the requirements for management of a medical laboratory, including references to proper collection, handling and transportation of medical specimens.

Employees

As of December 5, 2014, we had one employee and eleven independent contractors.

Description of Property

Our principal executive offices are located at 100 Peffer Law Circle, Brampton, Ontario L6Y 0L6 Canada. Our President and Chief Executive Officer leases the property and permits us to use the property at no cost.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding nor is it aware of any pending or threatened litigation against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no public trading market for our common stock and no such market may ever develop. While we intend to seek and obtain quotation of our common stock for trading on the OTC Markets, there is no assurance that our application will be approved. An application for quotation on the OTC Markets must be submitted by one or more market makers who:

●	are approved by FINRA;

●	who agree to sponsor the security; and

●	who demonstrate compliance with SEC Rule 15(c)2-11 before initiating a quote in a security on the OTC Markets.

In order for a security to be eligible for quotation by a market maker on the OTC Markets, the Company will be required to meet a ($0.01) bid price test, provide information based upon their reporting standard (SEC Reporting, Bank Reporting or International Reporting), and submit an annual OTC Markets Certification signed by our Chief Executive Officer or Chief Financial Officer. Currently, Mr. Bansal, our President and Chief Executive Officer acts as our principal financial and accounting officer.

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We intend to cause a market maker to submit an application for quotation to the OTC Markets upon the effectiveness of this registration statement. However, we can provide no assurance that our common stock will be traded on the OTC Markets or, if traded, that a public market will materialize.

Holders

As of the date of this prospectus, there was one holder of record of our common stock.

Reports

Upon the effectiveness of the registration statement of which this prospectus is a part, the Company will be subject to certain reporting requirements and will file with the SEC annual reports including annual financial statements, certified by our independent accountants, and unaudited quarterly financial statements in our quarterly reports filed electronically with the SEC. All reports and information filed by the Company can be found at the SEC’s website, www.sec.gov.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. VStock’s telephone number is (212) 828-8436.

Financial Statements

Our consolidated financial statements are included in this prospectus, beginning on page F-1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, and notes thereto, included elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Overview

Prior to July 2014, Ceberus was wholly owned by Manhor S. Bansal, our President and Chief Executive Officer. On July 18, 2014, Orbis entered into a Capital Contribution Agreement with Mr. Bansal, pursuant to which Mr. Bansal agreed to contribute his 100% membership interest in Ceberus to Orbis in exchange for 75,000,000 shares of Orbis common stock. As a result of the transactions contemplated by the Capital Contribution Agreement, Ceberus became a wholly owned subsidiary of Orbis.

We are a non-asset based specialized provider of urgent point-to-point delivery services of medical specimens to and from hospitals, medical laboratories and medical centers across the Greater Toronto Area and surrounding areas including York Region, Durham Region and Peel Region.

As of the date of this prospectus, we have no operations in the United Kingdom and we have not generated any revenues in the United Kingdom. On August 22, 2014, we formed Orbis Logistics Limited, a wholly owned subsidiary (“Logistics”), in the United Kingdom. We intend that Logistics will perform non-asset based point-to-point delivery of medical specimens in the United Kingdom, and will commence operations in late 2015. As of the date of this prospectus, we have not taken any steps, other than formation of the subsidiary, to implement Logistics’ business.

As a non-asset based provider of point-to-point delivery of medical specimens services, we do not own any equipment and our services are provided through our strategic alliances with independent contractors. Our point-to-point medical specimen delivery service emphasizes safety and all our contractors are certified by the Government of Ontario to handle and transport biomedical materials.

In March 2013, we entered into an agreement (the “Factoring Agreement”) with IPS Invoice Payment System Corp., a factoring company (“IPS”), pursuant to which we agreed to assign, in IPS’ sole discretion, selected accounts receivable to IPS in exchange for initial cash funding for 90% of the factored receivable. The minimum 10% reserve held back by IPS will be released, less fees, after collection of the account receivable by IPS. We agreed to pay a factor fee of 0.10% daily of the face value of submitted invoices. Because the Factoring Agreement provides for full recourse against us for factored accounts receivable that are not collected by IPS for any reason, and the collection of such accounts receivable is fully secured by substantially all of our assets, the factoring advances at December 31, 2013 and 2012, which have been treated as secured loans on our consolidated balance sheets were $14,984 and $0, respectively. The total accounts receivable factored in 2013 was $107,564. We incurred factor fees of $3,872 in 2013. Total outstanding accounts receivable factored at December 31, 2013 and 2012, which are included in accounts receivable on our balance sheets were $14,264 and $0, respectively.

Results of Operations

For the year ended December 31, 2013 compared to December 31, 2012

Revenue

Revenue for the year ended December 31, 2013 was $113,701, as compared to $78,048 for the year ended December 31, 2012. This increase in net revenue was primarily due to an increase in the number of point-to-point deliveries provided.

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Operating Expenses

Total operating expense was $58,622 for the year ended December 31, 2013, as compared to $49,538 for the year ended December 31, 2012. This represents a $9,084, or 18.3%, increase from the prior period, and was primarily attributable to an increase in professional fees for public company reporting requirements and an increase in management fees and payroll expenses. These fluctuations are more fully described below.

Cost of Revenue

Cost of revenue for the year ended December 31, 2013 was $75,520, as compared to $37,990 for the year ended December 31, 2012. This increase of $37,530, or 98.8%, was primarily attributable to an increase in independent contractor expense.

General and Administrative Expense

General and administrative expense for the year ended December 31, 2013 was $8,190, as compared to $6,272 for the year ended December 31, 2012, representing a $1,918, or 30.6%, increase from the prior period. The increase in general and administrative expense was primarily due to an increase in telephone expenses.

Provision for Income Taxes

There was no income tax expense in 2013 and 2012 due to the Company’s net taxable losses. At December 31, 2013, the Company has a net operating loss (“NOL”) for Canadian tax purposes only, that approximates $53,000 and is available to offset taxable income through 2023. Consequently, the Company may have NOL carry forwards available for income tax purposes, which will continue to be available until they are recovered through earning taxable income. Deferred tax assets would arise from the recognition of anticipated utilization of these net operating losses to offset future taxable income.

Net Loss

Net loss for the year ended December 31, 2013 was $24,313, as compared to $9,480 for the year ended December 31, 2012. The increase in net loss was primarily due to an increase in professional fees related to the preparation of the Company’s registration statement on Form S-1, increase in management fees and payroll expenses and increase in factoring fees. The basic and diluted net loss per common share for the years ended December 31, 2013 and 2012 was $(0) and $(0), respectively.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

For the nine months ended September 30, 2014 compared to September 30, 2013

Revenue

Revenue for the nine months ended September 30, 2014 was $192,873, as compared to $78,056 for the nine-month period ended September 30, 2013. This increase in net revenue was primarily due to an increase in the number of point-to-point deliveries provided.

Operating Expenses

Total operating expense was $96,592 for the nine months ended September 30, 2014, as compared to $48,939 for the nine-month period ended September 30, 2013. This represents a $47,653, or 97.4%, increase from the prior period, and was primarily attributable to an increase in professional fees related to preparing to file our registration statement on Form S-1, of which this prospectus forms a part and an increase in management fees and payroll expenses. These fluctuations are more fully described below.

Cost of Revenue

Cost of revenue for the nine months ended September 30, 2014 was $136,173, as compared to $42,266 for the nine-month period ended September 30, 2013. This increase of $93,907, or 222.2%, was primarily attributable to an increase in independent contractor expense.

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General and Administrative Expense

General and administrative expense for the nine months ended September 30, 2014 was $8,075, as compared to $6,759 for the nine-month period ended September 30, 2013, representing a $1,316, or 19.5%, increase from the prior period. The increase in general and administrative expense was primarily due to an increase in telephone expense.

Net Loss

Net loss for the nine months ended September 30, 2014 was $46,155, as compared to $15,446 for the nine months ended September 30, 2013. The increase in net loss was primarily due to an increase in independent contractor expense. The basic and diluted net loss per common share for the nine months ended September 30, 2014 and 2013 was $(0) and $(0), respectively.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Capital Resources and Liquidity

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of December 31, 2013, we had cash and cash equivalents of $8,393, an increase of $7,015 from $1,378 as of December 31, 2012. At December 31, 2013, we had current liabilities of $72,441, compared to current assets of $22,657, which resulted in a negative working capital position of $49,784. The current liabilities are comprised principally of sales tax payable, loan payable to factor and accrued expenses.

As of September 30, 2014, we had cash and cash equivalents of $15,783, an increase of $7,390 from $8,393 as of December 31, 2013. At September 30, 2014, we had current liabilities of $152,880, compared to current assets of $58,879, which resulted in a negative working capital position of $94,001. The current liabilities are comprised principally of sales tax payable, loan payable to factor and loan payable to third party.

We currently expend approximately $22,000 in cash per month. While we cannot make any assurances as to the accuracy of our projections of future capital needs, based on our current cash available as of December 5, 2014 and receivable collections expected to be received within the next 30 days, we have adequate cash and cash equivalents balances to fund operations through the first quarter of 2015. As of December 5, 2014, we have an aggregate of approximately $30,000 cash on hand.

Operating Activities

We used $8,182 of cash for operating activities for the year ended December 31, 2013, compared to cash being provided by operating activities of $1,207 for the year ended December 31, 2012. The major non-cash operating items for the year ended December 31, 2013 resulted from a $6,257 increase in accounts receivable, a $1,317 increase in accounts payable and a $4,283 increase in accrued expenses, and a $2,036 increase in due to sub-contractors and a $14,752 increase in sales tax payable. The major non-cash operating items for the year ended December 31, 2012 resulted from a $2,231 increase in accounts receivable, a $3,802 increase in accrued expenses and a $9,361 increase in sales tax payable, offset by $245 reduction in due to subcontractors.

We used $63,154 of cash from operating activities for the nine months ended September 30, 2014, compared to cash used in operating activities of $32,584 for the nine months ended September 30, 2013. The major non-cash operating items for the nine months ended September 30, 2014 resulted from increases of $30,020 in accounts receivable, $6,492 in accrued expenses and $478 in accrued interest payable and $10,048 due to subcontractors; offset by a $1,240 reduction in accounts payable $2,757 reduction in sales tax payables. The major non-cash operating items for the nine month period ended September 30, 2013 were a $29,815 increase in accounts receivable, a $3,227 increase in accrued expenses, a $11,131 increase in sales tax payable, offset by a $1,684 reduction in due to subcontractors.

Financing Activities

We generated $15,565 of cash from financing activities for the year ended December 31, 2013, compared to $-0- cash for financing activities for the year ended December 31, 2012. During the year ended December 31, 2013, the primary source of cash was loan proceeds from factor.

Cash generated from financing activities was $71,049 for the nine months ended September 30, 2014, compared to cash of $37,848 provided by financing activities for the nine months ended September 30, 2013. During the nine month period ended September 30, 2014, the primary source of cash was loan proceeds from factor and loan proceeds from third party. During the nine month period ended September 30, 2013, the primary source of cash was loan proceeds from factor.

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Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets and estimates of sales taxes payable. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Accounts Receivable and Factoring

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

The Company accounts for the transfer of our accounts receivable to a third party under a factoring agreement in accordance with ASC 860-10-40-5 “Transfers and Servicing”. ASC 860-10 requires that several conditions be met in order to present the transfer of accounts receivable as a sale. Even though we have isolated the transferred (sold) assets and we have the legal right to transfer our assets (accounts receivable) we do not meet the third test of effective control since our accounts receivable sales agreement with the factor requires us to be liable in the event of default by one of our customers. Because we do not meet all three conditions, we do not qualify for sale treatment and our debt incurred with respect to the sale of our accounts receivable is presented as a secured loan liability on our consolidated balance sheet.

Revenue Recognition

The Company recognizes revenue upon delivery of shipments for our distribution and courier services business. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery services have been rendered, the price is fixed or determinable and collectability is reasonably assured. The Company’s specific revenue recognition policies are as follows:

The Company recognizes revenue from the weekly billing it performs based on the number of hours driven on various routes and evidenced by the customer authorization and acceptance of completed routes and any special runs authorized by the customer.

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Recently Issued Accounting Standards

The Company implemented all new accounting standards that are in effect and that may impact the consolidated financial statements and do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on the consolidated financial position or results of operations.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in U.S. dollars (“USD”). The reporting currency of the Company is the USD. The functional currency of the Company’s operating subsidiary is the Canadian dollar (CAD$). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the spot exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into USD are included in determining comprehensive income (loss). The foreign currency translation adjustment included in comprehensive income and loss for the years ended December 31, 2013 and 2012 amounted to a gain of $2,831 and a loss of $453, respectively.

Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency included in the results of operations as incurred.

MANAGEMENT

Members of our Board of Directors are elected by the stockholders to a term of one year and serve until their successors are elected and qualified. Our officers are appointed by our Board to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. Our Board has no nominating, audit or compensation committees.

Manhor S. Bansal currently is our only officer and director. Set forth below is certain information regarding Mr. Bansal.

Name	Age	Position
Manhor S. Bansal	49	President, Chief Executive Officer and Director

Background Information about our Officers and Directors

Manhor S. Bansal. Mr. Bansal has served as our President and Chief Executive Officer and as a director since January 2014. Mr. Bansal founded Ceberus in 2009 and has served as its President and Chief Executive Officer since that time. Prior to founding Ceberus, Mr. Bansal worked in the courier and transportation industry for almost 15 years. Mr. Bansal’s experience as our President and Chief Executive Officer and his involvement with our formation, along with his knowledge of our business and industry, has led our board of directors to conclude that he should continue to serve as a director.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Corporate Governance

Our Board has not established any committees, including an audit committee, a compensation committee or a nominating committee, or any committee performing a similar function. The functions of those committees are being undertaken by our Board. Because we do not have any independent directors, our Board believes that the establishment of committees of our Board would not provide any benefits to our Company and could be considered more form than substance.

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We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors.

Given our relative size and lack of directors’ and officers’ insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our Board will participate in the consideration of director nominees.

As with most small, early stage companies until such time as our Company further develops our business, achieves a stronger revenue base and has sufficient working capital to purchase directors’ and officers’ insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our Board to include one or more independent directors, we intend to establish an audit committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our Board.

Code of Ethics

Upon the closing of this Offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the closing of this Offering, the code of business conduct and ethics will be available on our website at www.OrbisCorporation.co.uk. We intend to post any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

The following table summarizes all compensation recorded by us for the years ended December 31, 2014 and December 31, 2013 for our principal executive officer.

2014 Summary Compensation Table

Name and principal position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $		Total $
Manhor S. Bansal, President and Chief Executive Officer	2014	0	0	0	0	0	0	54,353	(1)	54,353
	2013	0	0	0	0	0	0	48,447	(2)	48,447

(1)	Represents (i) an aggregate management fee of $36,644 paid to Mr. Bansal by the Company in lieu of salary, (ii) payment by the Company of certain of Mr. Bansal’s personal expenses in the aggregate amount of $13,535, and (iii) repayment by the Company of a personal loan of Mr. Bansal in the aggregate amount of $4,174.

(2)	Represents (i) an aggregate management fee of $27,040 paid to Mr. Bansal by the Company in lieu of salary, (ii) payment by the Company of certain of Mr. Bansal’s personal expenses in the aggregate amount of $15,417, and (iii) repayment by the Company of a personal loan of Mr. Bansal in the aggregate amount of $5,990.

Narrative Disclosure to Summary Compensation Table

The Company has not established a base salary for the President and Chief Executive Officer. However, from time to time, the President, Chief Executive Officer and sole director approves, in his sole discretion, payments to be made to himself by the Company in the form of a management fee. The management fee is intended to compensate Mr. Bansal for services rendered to the Company in his capacity as an executive officer. There is no written agreement regarding the management fee and no terms in place regarding the amount and timing of management fees. In addition, from time to time, the President, Chief Executive Officer and sole director approves, in his sole discretion, the payment by the Company of certain of the President and Chief Executive Officer’s personal expenses and/or financial obligations, including personal loans.

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or our subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Employment Agreements

There are no current employment agreements between the Company and our executive officer or understandings regarding future compensation.

23

Outstanding Equity Awards at Fiscal Year-End

No executive officer received any equity awards, or holds exercisable or unexercisable options, as of December 31, 2014.

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

We currently do not have a compensation committee of our Board of Directors. The Board as a whole determines executive compensation.

Compensation Committee Interlocks and Insider Participation

Our Board does not have, and has not had, a compensation committee. Our sole executive officer does not serve as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board.

Compensation of Directors

Our current director does not receive separate compensation for his service on our Board of Directors. Our Board has the authority to fix the compensation of directors. We do not intend to pay employee directors a separate fee for their services.

No compensation was paid to our director for his service as a director during the year ended December 31, 2014.

Director Independence

Our Board of Directors is currently composed of one member, who does not qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our Board has not made a subjective determination as to each director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our Board of Directors made these determinations, our Board would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 24, 2014, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each director and each of our executive officers and (iii) all executive officers and directors as a group. As of December 24, 2014, there were 75,000,000 shares of our common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
Name	Number	Percent	Number	Percent
Manhor S. Bansal	75,000,000	100.0%	75,000,000	71.4%
All directors and executive officers as a group (1 person)	75,000,000	100.0%	75,000,000	71.4%

24

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that substantial sales may occur, could materially and adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

Upon completion of this Offering, assuming that all of the Shares are sold, we will have 105,000,000 shares of common stock outstanding. Of these shares of common stock, the 30,000,000 Shares being sold in this Offering will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining 75,000,000 shares of common stock held by our officers and directors upon completion of this Offering will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 of the Securities Act, which is summarized below

Rule 144

The availability of Rule 144 will vary depending on whether shares of our common stock are restricted and whether they are held by an affiliate or a non-affiliate. For purposes of Rule 144, a non-affiliate is any person or entity that is not our affiliate at the time of sale and has not been our affiliate during the preceding three months.

In general, under Rule 144, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an affiliate who has beneficially owned shares of our restricted common stock for at least six months would be entitled to sell within any three-month period any number of such shares that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 1,100,000 shares immediately after consummation of this offering; or

●	the average weekly trading volume of our common stock on the open market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

In addition, any sales by our affiliates under Rule 144 are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Our affiliates must comply with all the provisions of Rule 144 (other than the six-month holding period requirement) in order to sell shares of our common stock that are not restricted securities, such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, an issuer.

Similarly, once we have been a reporting company for at least 90 days, a non-affiliate who has beneficially owned shares of our restricted common stock for at least six months would be entitled to sell those shares without complying with the volume limitation, manner of sale and notice provisions of Rule 144, provided that certain public information is available. Furthermore, a non-affiliate who has beneficially owned our shares of restricted common stock for at least one year will not be subject to any restrictions under Rule 144 with respect to such shares, regardless of how long we have been a reporting company.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On July 18, 2014, Orbis entered into a Capital Contribution Agreement with Manhor S. Bansal, our current President, Chief Executive Officer and director, pursuant to which Mr. Bansal agreed to contribute his 100% membership interest in Ceberus to Orbis in exchange for 75,000,000 shares of Orbis common stock. As a result of the transactions contemplated by the Capital Contribution Agreement, Ceberus became a wholly owned subsidiary of Orbis.

25

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Legal & Compliance, LLC, West Palm Beach, FL.

EXPERTS

The consolidated financial statements of Orbis Corporation as of December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012, included in this prospectus, have been included herein in reliance on the report by Salberg & Company, P.A., our independent registered public accounting firm, given on the authority that the firm are experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the Exchange Act and its rules and regulations. This means that we will file reports and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street, N.E. Washington D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that will contain the reports and other information that we file electronically with the Commission and the address of that website is www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

26

INDEX TO FINANCIAL STATEMENTS

27

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:

Orbis Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of Orbis Corporation and Subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of operations, changes in stockholder’s deficit, and cash flows for each of the two years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Orbis Corporation and Subsidiary as of December 31, 2013 and 2012 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had a net loss and net cash used in operating activities of $24,313 and $8,182, respectively, in 2013, and has a working capital deficit, accumulated deficit and stockholders’ deficit of $49,784 $52,985 and $49,784, respectively, at December 31, 2013. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
October 8, 2014

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431-7328

Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920

www.salbergco.com ● info@salbergco.com

Member National Association of Certified Valuation Analysts ● Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide ● Member AICPA Center for Audit Quality

F-1

ORBIS CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012

ASSETS

Current Assets:
Cash	$8,393	$1,378
Accounts receivable	14,264	8,841

Total Current Assets	22,657	10,219

Total Assets	$22,657	$10,219

LIABILITIES AND STOCKHOLDER’S DEFICIT

Current Liabilities:
Accounts payable	$1,268	$-
Accrued expenses	14,747	11,398
Due to subcontractors	3,573	1,730
Loan payable to factor	14,984	-
Sales tax payable	37,869	25,393

Total Current Liabilities	72,441	38,521

Total Liabilities	72,441	38,521

Stockholder’s Deficit:
Common stock $0.0001 par value; 500,000,000 shares authorized; 75,000,000 shares issued and outstanding	7,500	7,500
Additional paid-in capital	(7,140)	(7,140)
Accumulated deficit	(52,985)	(28,672)
Accumulated other comprehensive gain	2,841	10

Total Stockholder’s Deficit	(49,784)	(28,302)

Total Liabilities and Stockholder’s Deficit	$22,657	$10,219

See accompanying notes to the consolidated financial statements.

F-2

ORBIS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2013	2012
Revenue	$113,701	$78,048

Cost of Revenue	75,520	37,990

Gross Profit	38,181	40,058

Operating Expenses:
Management fees	47,047	42,513
Professional fees	3,385	753
General & administrative	8,190	6,272

Total Operating Expenses	58,622	49,538

LOSS FROM OPERATIONS	(20,441)	(9,480)

OTHER EXPENSE
Factoring Fee	(3,872)	-

NET LOSS	$(24,313)	$(9,480)

COMPREHENSIVE INCOME (LOSS):

NET LOSS	$(24,313)	$(9,480)

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign currency translation gain (loss)	2,831	(453)

COMPREHENSIVE INCOME (LOSS)	$(21,482)	$(9,933)

Net Loss per Common Share (Basic and Diluted)	$-	$-

Weighted Average Shares Outstanding:- Basic and Diluted	75,000,000	75,000,000

See accompanying notes to the consolidated financial statements.

F-3

ORBIS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

For the Years Ended December 31, 2013 and 2012

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Deficit

Balance, December 31, 2011	75,000,000	7,500	(7,140)	(19,192)	463	(18,369)

Net income (loss)	-	-	-	(9,480)	-	(9,480)

Foreign currency translation gain (loss)	-	-	-	-	(453)	(453)

Balance, December 31, 2012	75,000,000	7,500	(7,140)	(28,672)	10	(28,302)

Net income (loss)	-	-	-	(24,313)	-	(24,313)

Foreign currency translation gain (loss)	-	-	-	-	2,831	2,831

Balance, December 31, 2013	75,000,000	$7,500	$(7,140)	$(52,985)	$2,841	$(49,784)

See accompanying notes to the consolidated financial statements.

F-4

ORBIS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,313)	$(9,480)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:

Changes in operating assets and liabilities:
Accounts receivable	(6,257)	(2,231)
Accounts payable	1,317	-
Accrued expenses	4,283	3,802
Due to subcontractor	2,036	(245)
Sales tax payable	14,752	9,361

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(8,182)	1,207

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds from (repayments to) factor, net	15,565	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	15,565	-

Effect of Exchange Rate Changes on Cash	(368)	7

Net (Decrease) Increase in Cash	7,015	1,214

Cash, Beginning of Year	1,378	164

Cash, End of Year	$8,393	$1,378

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

See accompanying notes to the consolidated financial statements.

F-5

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Orbis Corporation was incorporated in January 2014 to reorganize Ceberus Distribution & Courier Services, Inc. which was incorporated under the laws of the Province of Ontario on June 5, 2009. The consolidated entity is referred to as “the Company”. The Company provides distribution and couriers services primarily for the medical field.

The reorganization, which occurred in July 2014, is retroactively reflected in the accompanying consolidated financial statements and footnotes for all periods presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Orbis Corporation and its wholly-owned subsidiary Ceberus Distribution & Courier Services, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be a cash equivalent.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets and estimates of sales taxes payable. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Concentrations

Cash Concentrations

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed insured limits. We have not experienced any losses related to these balances. There were no amounts on deposit in excess of insured limits at December 31, 2013 and 2012.

Significant Customers and Concentration of Credit Risk

During the years ended December 31, 2013 and 2012, one customer accounted for 100% of total sales.

At December 31, 2013 and 2012 the same one customer accounted for 100% of accounts receivable.

F-6

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for loans payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

We follow accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Accounts Receivable and Factoring

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

The Company accounts for the transfer of our accounts receivable to a third party under a factoring agreement in accordance with ASC 860-10-40-5 “Transfers and Servicing”. ASC 860-10 requires that several conditions be met in order to present the transfer of accounts receivable as a sale. Even though we have isolated the transferred (sold) assets and we have the legal right to transfer our assets (accounts receivable) we do not meet the third test of effective control since our accounts receivable sales agreement with the factor requires us to be liable in the event of default by one of our customers. Because we do not meet all three conditions, we do not qualify for sale treatment and our debt incurred with respect to the sale of our accounts receivable is presented as a secured loan liability on our consolidated balance sheet.

F-7

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Revenue Recognition

The Company recognizes revenue upon delivery of shipments for our distribution and courier services business. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery services have been rendered, the price is fixed or determinable and collectability is reasonably assured. The Company’s specific revenue recognition policies are as follows:

The Company recognizes revenue from the weekly billing it performs based on the number of hours driven on various routes and evidenced by the customer authorization and acceptance of completed routes and any special runs authorized by the customer.

Income Taxes

The Company’s operating subsidiary is governed by Canadian income tax laws, which are administered by the Canada Revenue Agency.

The Company follows FASB ASC 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The Company adopted provisions of ASC 740, Sections 25 through 60, “Accounting for Uncertainty in Income Taxes.” These sections provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. Upon the adoption of ASC 740, the Company had no unrecognized tax benefits. During the years ended December 31, 2013 and 2012 no adjustments were recognized for uncertain tax benefits. The years 2009 through 2013 are subject to examination by the Canada Revenue Agency.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net (loss) by the weighted average number of common shares outstanding. The dilutive EPS adds the dilutive effect of stock options, warrants and other common stock equivalents. As of December 31, 2013 and 2012, there were no outstanding stock options, warrants or other stock equivalents.

Recent Issued Accounting Standards

The Company implemented all new accounting standards that are in effect and that may impact the consolidated financial statements and do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on the consolidated financial position or results of operations.

F-8

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Foreign Currency Translation

The accompanying consolidated financial statements are presented in U.S. dollars (“USD”). The reporting currency of the Company is the USD. The functional currency of the Company’s operating subsidiary is the Canadian dollar (CAD$). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the spot exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into USD are included in determining comprehensive income (loss). The foreign currency translation adjustment included in comprehensive income and loss for the years ended December 31, 2013 and 2012 amounted to a gain of $2,831 and a loss of $453, respectively.

Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency included in the results of operations as incurred.

As of December 31, 2013 and 2012, the exchange rates used to translate amounts in Canadian dollars into USD for the purposes of preparing the financial statements were as follows:

	2013	2012
Exchange rate on balance sheet dates
USD : CAD$ exchange rate	0.9349	1.0031

Average exchange rate for the period
USD : CAD$ exchange rate	0.9711	1.0002

NOTE 2 – GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had net losses for the years ended December 31, 2013 and 2012 of $24,313 and $9,480, respectively, and cash used in operating activities of $8,182 in 2013. The working capital deficit, accumulated deficit and stockholders’ deficit as of December 31, 2013 were $49,784, $52,985 and $49,784, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan and raise capital. Ultimately, the continuation of the Company as a going concern is dependent upon the ability of the Company to generate sufficient revenue and to attain profitable operations. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – ACCOUNTS RECEIVABLE AND FACTORING

In March 2013 the Company entered into an agreement with a Factoring company whereby the Company will assign, in the Factor’s sole discretion, selected accounts receivable to the Factor in exchange for initial cash funding (“factor advances”) for 90% of the factored receivable. The minimum 10% reserve held back by the Factor is released, less fees, after collection of the account receivable by the Factor. The company pays a factor fee of one tenth of a percent (0.10%) daily of the face value of submitted invoices. Since the factoring agreement provides for full recourse against the Company for factored accounts receivable that are not collected by the Factor for any reason, and the collection of such accounts receivable are fully secured by substantially all assets of the Company, the factoring advances at December 31, 2013 and 2012 which have been treated as secured loans on the accompanying consolidated balance sheets were $14,984 and $0, respectively. The total accounts receivable factored in 2013 was $107,564. The factor fees incurred in 2013 was $3,872. Total outstanding accounts receivable factored at December 31, 2013 and 2012 which is included in Accounts Receivable on the accompanying balance sheets were $14,264 and $-0-, respectively.

F-9

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

The Company has total Accounts Receivable as of December 31, 2013 and 2012 as follows:

Accounts Receivable	$-	$8,841
Factored Accounts Receivable	14,264	-
Allowance for Doubtful Accounts	-	-
Accounts Receivable, net	$14,264	$8,841

NOTE 4 – STOCKHOLDERS’ EQUITY

In January 2014 the Company reorganized by forming a U.S. based parent, incorporated in Nevada. The reorganization resulted in a recapitalization of equity and the presentation of the accompanying consolidated financial statements of a consolidated entity. All share and per share data is retroactively restated for the recapitalization for the periods presented.

NOTE 5 – TAXES

Harmonized Sales Taxes “HST”

HST is a consumption tax in Canada. These taxes are considered “value added” taxes as they are based on net sales and purchases of goods and services. The Company has estimated the HST payable and related interest and penalties payable for the years ended:

	December 31,
	2013	2012
HST payables	$34,251	$23,707
Penalties and interest payable	3,618	1,686
Total HST payable	$37,869	$25,393

Income Taxes

There was no income tax expense in 2013 and 2012 due to the Company’s net taxable losses.

At December 31, 2013, the Company has a net operating loss (NOL) for Canadian tax purposes only, that approximates $53,000 and are available to offset taxable income through 2023. Consequently, the Company may have NOL carry forwards available for income tax purposes, which will continue to be available until they are recovered through earning taxable income. Deferred tax assets would arise from the recognition of anticipated utilization of these net operating losses to offset future taxable income.

F-10

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

The components for the provision for income taxes are as follows:

Year Ended
	December 31, 2013	December 31, 2012

Current Taxes	$-	$-
Deferred Taxes	-	-
Provision for Income Taxes	$-	$-

A reconciliation of income tax (benefit) computed at the 15.5% Canadian Federal statutory rate to the income tax recorded is as follows:

	Year Ended
	December 31, 2013	December 31, 2012
	Amount	Amount
Income Tax Expense (Benefit) at Canadian Statutory Rate	$(3,769)	$(1,470)

Donations	122	61

Change in valuation allowance	3,647	1,409

Total Income Tax Expense (Benefit)	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows:

	December 31, 2013	December 31, 2012
Net Operating Loss Carry Forwards	$7,960	$4,313
Total Non-Current Deferred Tax Assets	7,960	4,313
Deferred Tax Valuation Allowance	$(7,960)	$(4,313)
Total Non-Current Deferred Tax Assets	–	–
Total Deferred Tax Assets (Net)	$–	$–

Management has determined that the realization of the net deferred tax asset is not assured and has recorded a valuation allowance for the entire amount of such benefits. The change in the valuation allowance from 2013 was an increase of $3,647.

F-11

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 6 – SUBSEQUENT EVENTS

The Company has evaluated events and transactions that occurred between December 31, 2013 and October 8, 2014 which is the date the consolidated financial statements were available to be issued, for possible disclosure in the consolidated financial statements.

Reorganization

In July 2014 the Company was reorganized as discussed in Notes 1 and 4. Such reorganization was treated as a recapitalization of Ceberus Distribution & Courier Services, Inc.

Convertible Promissory Notes

On January 15, March 29, April 16, August 13, and September 25, 2014 the following amounts were paid by a third party on behalf of the Company for legal, accounting and auditing services provided to Ceberus: $12,371 (legal), $9,500 (accounting) and $26,962 (auditing). On August 15, and September 26, 2014 Convertible Promissory Notes were created to memorialize the obligation to repay the funds to Orbis. The terms of the Notes are as follows:

Principal and Interest. Interest shall accrue on the unpaid principal balance and any unpaid late fees or other fees under these Notes at a rate of ten percent (10.0%) per annum until the full amount of the principal and fees has been paid. The entire unpaid principal balance and all accrued and unpaid interest, if any, under these Notes, shall be due and payable on the date that is 180 days from the respective note date.

Payment. Unless prepaid or converted in accordance with the terms of the respective Notes, all principal and accrued interest under these Notes is payable in one lump sum on the respective Note Maturity Date. All payments of interest and principal shall be (i) in lawful money of the United States of America, and (ii) in the form of immediately available funds. All payments shall be applied first to costs of collection, if any, then to accrued and unpaid interest, and thereafter to principal.

Lender Optional Conversion to Shares. Beginning on the respective date of issuance of the Notes, lender is entitled to convert all amounts due thereunder into shares of the Company’s Common Stock at the Conversion Price. Conversion rights shall terminate upon acceptance by lender of payment in full of principal, accrued interest and any other amounts due under the Notes.

Calculation. The number of shares of the Company’s Common Stock to be issued upon conversion of the Notes shall be determined by dividing (x) the amount of principal and accrued and unpaid interest to be converted by (y) the Conversion Price then in effect.

Conversion Price; Number of Shares. The conversion price shall be computed by dividing the principal sum and any accrued interest outstanding on the Promissory Note by the average volume weighted average price of the Company’s common stock over the seven (7) trading days prior to the Conversion Date and then multiplying the result by 80% (20% discount to market) or $0.01, whichever is greater (the “Conversion Price”). Provided however, that if no market exists, then the Conversion Price shall be $0.01 per share.

F-12

ORBIS CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS

Current Assets:
Cash	$15,783	$8,393
Accounts receivable	40,154	14,264
Due from factor	2,942

Total Current Assets	58,879	22,657

Total Assets	$58,879	$22,657

LIABILITIES AND STOCKHOLDER’S DEFICIT

Current Liabilities:
Accounts payable	$-	$1,268
Accrued expenses	20,558	14,747
Accrued interest payable	478
Due to subcontractors	13,274	3,573
Due to factor	36,138	14,984
Sales tax payable	33,599	37,869
Convertible notes payable	48,833	-

Total Current Liabilities	152,880	72,441

Total Liabilities	152,880	72,441

Stockholder’s Deficit:
Common stock $0.0001 par value; 500,000,000 shares authorized; 75,000,000 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	7,500	7,500
Additional paid-in capital	(7,140)	(7,140)
Accumulated deficit	(99,140)	(52,985)
Accumulated other comprehensive income	4,779	2,841

Total Stockholder’s Deficit	(94,001)	(49,784)

Total Liabilities and Stockholder’s Deficit	$58,879	$22,657

See accompanying notes to the unaudited consolidated financial statements.

F-13

ORBIS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)

(unaudited)

	For the nine months ended September 30,
	2014	2013
Revenue	$192,873	$78,056

Cost of Revenue	136,173	42,266

Gross Profit	56,700	35,790

Operating Expenses:
Officer compensation	39,684	40,100
Professional fees	48,833	2,080
General & administrative	8,075	6,759

Total Operating Expenses	96,592	48,939

Loss from Operations	(39,892)	(13,149)

Other Expenses
Factoring Fee	(5,785)	(2,297)
Interest Expense	(478)

Net Loss	$(46,155)	$(15,446)

Other Comprehensive Income (Loss):

Net loss	$(46,155)	$(15,446)
Unrealized foreign currency translation gain	1,938	1,780

Total Other Comprehensive Income (Loss)	$(44,217)	$(13,666)

Net Loss per Common Share (Basic and Diluted)	$(0.00)	$(0.00)

Weighted Average Shares Outstanding:- Basic and Diluted	75,000,000	75,000,000

See accompanying notes to the unaudited consolidated financial statements.

F-14

ORBIS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

For the Nine Months Ended September 30, 2014

(unaudited)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholder’s
	Shares	Amount	Capital	Deficit	Income	Deficit

Balance, December 31, 2013	75,000,000	$7,500	$(7,140)	$(52,985)	$2,841	$(49,784)

Net loss for nine months				(46,155)		(46,155)

Foreign currency translation gain					1,938	1,938

Balance, September 30, 2014	75,000,000	$7,500	$(7,140)	$(99,140)	$4,779	$(94,001)

See accompanying notes to the unaudited consolidated financial statements.

F-15

ORBIS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the nine months ended September 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(46,155)	$(15,443)
Adjustments to reconcile net loss to net cash used in operating activities:

Changes in assets and liabilities:
Accounts reveivable	(30,020)	(29,815)
Accounts payable	(1,240)	-
Accrued expenses	6,492	3,227
Accrued interest payable	478	-
Due to subcontractors	10,048	(1,684)
Sales tax payable	(2,757)	11,131

NET CASH USED IN OPERATING ACTIVITIES	(63,154)	(32,584)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds from factor, net	22,216	37,848
Loan proceeds	48,833	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	71,049	37,848

Effect of Exchange Rate Changes on Cash	(505)	(81)

Net Increase in Cash	7,390	5,183

Cash, Beginning of Period	8,393	1,378

Cash, End of Period	$15,783	$6,561

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

See accompanying notes to the unaudited consolidated financial statements.

F-16

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Orbis Corporation was incorporated in January 2014 to reorganize Ceberus Distribution & Courier Services, Inc. which was incorporated under the laws of the Province of Ontario on June 5, 2009. The consolidated entity is referred to as “the Company”. The Company provides distribution and couriers services primarily for the medical field.

The reorganization, which occurred in July 2014, is retroactively reflected in the accompanying consolidated financial statements and footnotes for all periods presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Orbis Corporation and its wholly-owned subsidiaries Ceberus Distribution & Courier Services, Inc. located in Canada, and Orbis Logistics Limited a recently formed inactive subsidiary located in the United Kingdom. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying interim consolidated financial statements are unaudited, but in the opinion of management of the Company, contain all adjustments, which include normal recurring adjustments necessary to present fairly the consolidated financial position at September 30, 2014, and the consolidated results of operations and cash flows for the nine months ended September 30, 2014 and 2013. The consolidated balance sheet as of December 31, 2013 is derived from the Company’s audited consolidated financial statements.

Certain information and footnote disclosures normally included in consolidated financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these consolidated financial statements are adequate to make the information presented therein not misleading.

Cash and Cash Equivalents

For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be a cash equivalent.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets and estimates of sales taxes payable. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

F-17

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

(Unaudited)

Concentrations

Cash Concentrations

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed insured limits. We have not experienced any losses related to these balances. There were no amounts on deposit in excess of insured limits at September 30, 2014.

Significant Customers and Concentration of Credit Risk

During the nine months ended September 30, 2014 and 2013, one customer accounted for 100% of total sales.

At September 30, 2014 and December 31, 2013 the same one customer accounted for 100% of accounts receivable.

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for loans payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

We follow accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

F-18

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

(Unaudited)

Accounts Receivable and Factoring

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

The Company accounts for the transfer of our accounts receivable to a third party under a factoring agreement in accordance with ASC 860-10-40-5 “Transfers and Servicing”. ASC 860-10 requires that several conditions be met in order to present the transfer of accounts receivable as a sale. Even though we have isolated the transferred (sold) assets and we have the legal right to transfer our assets (accounts receivable) we do not meet the third test of effective control since our accounts receivable sales agreement with the factor requires us to be liable in the event of default by one of our customers. Because we do not meet all three conditions, we do not qualify for sale treatment and our debt incurred with respect to the sale of our accounts receivable is presented as a secured loan liability on our consolidated balance sheet.

Revenue Recognition

The Company recognizes revenue upon delivery of shipments for our distribution and courier services business. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery services have been rendered, the price is fixed or determinable and collectability is reasonably assured. The Company’s specific revenue recognition policies are as follows:

The Company recognizes revenue from the weekly billing it performs based on the number of hours driven on various routes and evidenced by the customer authorization and acceptance of completed routes and any special runs authorized by the customer.

Income Taxes

The Company’s operating subsidiary is governed by Canadian income tax laws, which are administered by the Canada Revenue Agency and the parent holding company is governed by U.S. tax laws.

The Company follows FASB ASC 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The Company adopted provisions of ASC 740, Sections 25 through 60, “Accounting for Uncertainty in Income Taxes.” These sections provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. Upon the adoption of ASC 740, the Company had no unrecognized tax benefits. During the years ended December 31, 2013 and 2012 no adjustments were recognized for uncertain tax benefits. The years 2009 through 2013 are subject to examination by the Canada Revenue Agency.

F-19

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

(Unaudited)

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net (loss) by the weighted average number of common shares outstanding. The dilutive EPS adds the dilutive effect of stock options, warrants and other common stock equivalents. As of September 30, 2014, there were no outstanding stock options or warrants and there was $48,833 in convertible debt convertible into 4,883,300 common shares.

Recent Issued Accounting Standards

The Company implemented all new accounting standards that are in effect and that may impact our consolidated financial statements and do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on the consolidated financial position or results of operations.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in U.S. dollars (“USD”). The reporting currency of the Company is the USD. The functional currency of the Company’s operating subsidiary is the Canadian dollar (CAD$). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the spot exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the consolidated statements of cash flows may not necessarily agree with the changes in the corresponding balances on the consolidated balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into USD are included in determining comprehensive income (loss). The foreign currency translation adjustment included in other comprehensive income and loss for the nine months ended September 30, 2014 and 2013 amounted to a gain of $1,938 and a gain of $1,780, respectively.

Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the consolidated balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency included in the consolidated results of operations as incurred.

As of September 30, 2014 and the nine months then ended, December 31, 2013 and the year then ended and September 30, 2013 and the nine months then ended, the exchange rates used to translate amounts in Canadian dollars into USD for the purposes of preparing the financial statements were as follows:

	September 30, 2014	December 31, 2013	September 30, 2013
Exchange rate on balance sheet dates
USD : CAD$ exchange rate	0.8962	0.9349	.9698

Average exchange rate for the period
USD : CAD$ exchange rate	0.9144	0.9711	.9764

F-20

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

(Unaudited)

NOTE 2 – GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had net losses and cash used in operations for the nine months ended September 30, 2014 of $46,155 and $63,154, respectively. The working capital deficit, accumulated deficit and stockholder’s deficit as of September 30, 2014 were $94,001, $99,140 and $94,001, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan and raise capital.

The Company received $48,833 from the issuance of convertible notes during the nine months ended September 30, 2014. Management believes it will be able to issue additional convertible notes to supplement any shortfall of funds needed for operations.

Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

Ultimately, the continuation of the Company as a going concern is dependent upon the ability of the Company to generate sufficient revenue and to attain profitable operations. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – ACCOUNTS RECEIVABLE AND FACTORING

In March 2013 the Company entered into an agreement with a Factoring company whereby the Company will assign, in the Factor’s sole discretion, selected accounts receivable to the Factor in exchange for initial cash funding (“factor advances”) for 90% of the factored receivable. The minimum 10% reserve held back by the Factor is released, less fees, after collection of the account receivable by the Factor. The company pays a factor fee of one tenth of a percent (0.10%) daily of the face value of submitted invoices. Since the factoring agreement provides for full recourse against the Company for factored accounts receivable that are not collected by the Factor for any reason, and the collection of such accounts receivable are fully secured by substantially all assets of the Company, the factoring advances at September 30, 2014 and December 31, 2013 which have been treated as secured loans on the accompanying consolidated balance sheets were $36,138 and $14,984, respectively. The total accounts receivable factored in the nine months ended September 30, 2014 and 2013 were $238,349 and $67,162, respectively. The factor fees incurred during the nine months ended September 30, 2014 and 2013 were $5,785 and $2,297, respectively. Total outstanding accounts receivable factored at September 30, 2014 and December 31, 2013 which is included in Accounts Receivable on the accompanying consolidated balance sheets were $40,154 and $14,264, respectively. The holdback amount due from the factor at September 30, 2014 and December 31, 2013 was $2,942 and $0, respectively.

The Company has total Accounts Receivable as of September 30, 2014 and December 31, 2013 as follows:

F-21

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

(Unaudited)

	September 30, 2014	December 31, 2013
Accounts Receivable	$-	$-
Factored Accounts Receivable	40,154	14,264
Allowance for Doubtful Accounts	-	-
Accounts Receivable, net	$40,154	$14,264

NOTE 4 – HST TAXES PAYABLE

Harmonized Sales Taxes “HST”

HST is a consumption tax in Canada. These taxes are considered “value added” taxes as they are based on net sales and purchases of goods and services. The Company has estimated the HST payable and related interest and penalties payable for the six months and year ended:

	September 30, 2014	December 31, 2013
HST payables	$30,131	$34,251
Penalties and interest payable	3,468	3,618
Total HST payable	$33,599	$37,869

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consist of employer related payroll taxes in the amounts of $20,558 and $14,747 at September 30, 2014 and December 31, 2013, respectively.

NOTE 6 – CONVERTIBLE PROMISSORY NOTES

On January 15, March 29, April 16, August 13, and September 25, 2014 the following amounts were paid by a third party on behalf of the Company for legal, accounting and auditing services provided to Ceberus: $12,371 (legal), $9,500 (accounting) and $26,962 (auditing). On August 14 and September 26, 2014 Convertible Promissory Notes in the amounts of $36,918 and $11,915, respectively (for a total of $48,833) were executed to memorialize the obligation of Orbis to repay the funds. The terms of the Notes are as follows:

Principal and Interest. Interest shall accrue on the unpaid principal balance and any unpaid late fees or other fees under this Note at a rate of ten percent (10.0%) per annum until the full amount of the principal and fees has been paid. The entire unpaid principal balance and all accrued and unpaid interest, if any, under this Note, shall be due and payable on the date that is twelve (12) months from the note date. Accrued interest payable at September 30, 2014 amounted to $478.

F-22

ORBIS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

(Unaudited)

Payment. Unless prepaid or converted in accordance herewith, all principal and accrued interest under this Note is payable in one lump sum on the Note Maturity Date. All payments of interest and principal shall be (i) in lawful money of the United States of America, and (ii) in the form of immediately available funds. All payments shall be applied first to costs of collection, if any, then to accrued and unpaid interest, and thereafter to principal.

Lender Optional Conversion to Shares. Beginning on the date of issuance of this Note, lender is entitled to convert all amounts due hereunder into shares of the Company’s Common Stock at the Conversion Price. Conversion rights shall terminate upon acceptance by lender of payment in full of principal, accrued interest and any other amounts due under this Note.

Calculation. The number of shares of the Company’s Common Stock to be issued upon conversion of this Debenture shall be determined by dividing (x) the amount of principal and accrued and unpaid interest to be converted by (y) the Conversion Price then in effect.

Conversion Price; Number of Shares. The conversion price shall be computed by dividing the principal sum and any accrued interest outstanding on the Promissory Note by the average volume weighted average price of the Company’s common stock over the seven (7) trading says prior to the Conversion Date and then multiplying the result by 80% (20% discount to market) or $0.01 whichever is greater (the “Conversion Price”). Provided however, that if no market exists, then Conversion Price shall be $0.01 per share.

NOTE 7 – STOCKHOLDER’S DEFICIT

In January 2014 the Company reorganized by forming a U.S. based parent, incorporated in Nevada. The reorganization resulted in a recapitalization of equity and the presentation of the accompanying consolidated financial statements of a consolidated entity. All share and per share data is retroactively restated for the recapitalization for the periods presented.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated events and transactions that occurred between October 1, 2014 and December 5, 2014 which is the date the consolidated financial statements were available to be issued, for possible disclosure in the consolidated financial statements.

F-23

ORBIS CORPORATION

30,000,000 Shares of

Common Stock

PROSPECTUS

February 2, 2015

Until February 27, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

29